Exhibit 99.1

Investor Contact:

David K. Waldman/ Jody Burfening

Lippert/Heilshorn & Associates

212-838-3777

dwaldman@lhai.com

i2Telecom International Reports First Quarter Operating Results

Number of Retailers Carrying VoiceStick™ Device Continues to Expand

ATLANTA, GEORGIA – May 16, 2005 - i2Telecom International, Inc. (OTCBB:ITUI), an emerging leader in Voice over Internet Protocol (VoIP) products and services, today reported its operating results for the first quarter of 2005.

New retailers for the company’s new VoiceStick™ include:

•	Army Air Force Exchange Services

•	Amazon.com

•	Hudson News

•	Musicland Group

•	Target.com

•	Representatives at over 1,000 colleges and universities

New channel distributors for the VoiceStick™ include:

•	Cariaccess Communications, Inc.

•	Clari-net International, Inc.

•	D & H Distributing Company, Inc.

•	Internet Phones International

•	Spring Valley Marketing Group

•	Tek Channel Data Solutions

“We have made significant progress in expanding the retail availability of our new VoiceStick™, a patent-pending, portable key chain-sized softphone on a USB stick that provides users with full portability of low-cost VoIP services,” stated Paul Arena, Chief Executive Officer of i2Telecom International, Inc. “The VoiceStick™ will soon be available in thousands of retail stores throughout the U.S. and several foreign countries. The Company has accomplished this through an aggressive sales and marketing program and by entering into agreements with new channel partners that are offering the VoiceStick™ to their existing client bases. We are in discussions with a growing list of prospective retailers, and we expect market enthusiasm for the VoiceStick™ to benefit from new packaging and promotional materials in coming weeks.”

“During the most recent quarter, we experienced some delays in the receipt of orders from several large retailers, which caused us to fall short of our expectations for consumer adoption. Since then, shipments of VoiceStick™ sets to retailers have accelerated significantly, and the number of VoIP account activations has roughly doubled each month since January. This provides us with a high level of confidence that

VoiceStick™ sales and recurring revenue from the provision of VoIP services will increase significantly in the second quarter and during the balance of the year.”

For the quarter ended March 31, 2005, the Company’s revenue approximated $186,000, compared with $127,000 in the first quarter of 2004, reflecting increased sales of the Company’s new VoiceStick™, coupled with higher billings for long distance minutes. Net loss for the first quarter of 2005 totaled ($2.0 million), or ($0.06) per share (including $0.3 million of non-recurring accounting adjustments), versus a net loss of ($1.5 million), or ($0.24) per share, in the first quarter of 2004. The increased net loss was primarily attributable to higher sales and marketing expenses.

About i2Telecom International, Inc.

i2Telecom International, Inc. (OTCBB: ITUI) is a low-cost telecommunications service provider employing next generation Voice over Internet Protocol (“VoIP”) technology with operations based in Atlanta, Georgia; Redwood City, California; and Beijing, China. The Company controls its own proprietary technology and uses a combination of its own network and the Internet to deliver high-quality phone calls. i2Telecom International provides microgateway adapters (InternetTalker™, VoiceStickTM), VoIP long distance and other enhanced communication services to subscribers, and its proprietary technology platform is built to the Session Initiation Protocol (“SIP”) standard. i2Telecom International’s revenue model is multi-faceted and includes prepaid revenue from the sale of its integrated access devices, recurring monthly subscriptions, call minute termination fees and original equipment manufacturer royalties. For additional information visit www.i2telecom.com or call 877-731-6800.

SAFE HARBOR Statement Under the Private Securities Litigation Reform Act. With the exception of the historical information contained in this release, the matters described herein contain forward-looking statements that involve risk and uncertainties that may individually or mutually impact the matters herein described, including, but not limited to, product acceptance, economic, competitive, governmental, results of litigation, technological and/or other factors which are outside the control of the company. Actual results and developments may differ materially from those contemplated by these statements depending on such factors as changes in general economic conditions and financial or equity markets, technological changes, and other business risk factors. i2Telecom does not assume, and expressly disclaims, any obligation to update these forward-looking statements.

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(Financial Highlights Follow)

CONSOLIDATED BALANCE SHEETS

(Unaudited)

	March 31, 2005	December 31, 2004
ASSETS
Current Assets
Cash	$154,315	$231,127
Accounts Receivable, Net of Allowance for Doubtful Accounts of $75,000 and $75,000, respectively	276,316	232,371
Inventories	1,151,787	961,056
Prepaid Expenses and Other Current Assets	266,489	231,966

Total Current Assets	1,848,907	1,656,520

Property and Equipment, Net	1,216,393	1,267,763

Other Assets
Intangible Assets, Net of Accumulated Amortization of $490,813 and $435,507, respectively	2,841,449	2,880,579
Deposits	71,552	78,164

Total Other Assets	2,913,001	2,958,743

Total Assets	$5,978,301	$5,883,026

	March 31, 2005	December 31, 2004
LIABILITIES AND STOCKHOLDERS’ EQUITY (DEFICIT)
Current Liabilities
Accounts Payable and Accrued Expenses	$1,745,822	$1,303,656
Deferred Revenue	99,827	99,901
Notes Payable-Current	300,000	100,000

Total Current Liabilities	2,145,649	1,503,557
Long-Term Debt – Notes Payable	-0-	-0-

Total Liabilities	2,145,649	1,503,557

Stockholders’ Equity (Deficit)
Preferred Stock, no Par Value, 5,000,000 Shares Authorized, 4,185 Shares and 4,175 Shares Issued and Outstanding, respectively	4,160,000	4,175,000
Common Stock, No Par Value, 10,000,000 Shares Authorized, 36,903,522 Shares and 34,381,172 Shares Issued and Outstanding, respectively	14,356,074	12,949,148
Restricted Units	441,851	662,777
Additional Paid-In Capital	710,714	324,979
Accumulated Deficit During The Development Stage	(15,835,987)	(13,732,435)

Total Stockholders’ Equity (Deficit)	3,832,652	4,379,469

Total Liabilities and Stockholders’ Equity (Deficit)	$5,978,301	$5,883,026

CONSOLIDATED STATEMENT OF OPERATIONS

(Unaudited)

	For the Three Months Ended March 31, 2005	For the Three Months Ended March 31, 2004
Revenue	$186,308	$127,444
Cost of Revenue	117,026	173,383

Gross Profit (Loss)	69,282	(45,939)
General and Administrative Expenses	1,753,013	1,429,129

Loss From Operations	(1,683,731)	(1,475,068)

Other Income (Expense)
Interest Income	396	66
Interest Expense	(4,194)	(10,298)
Gain on Forbearance of Debt	-0-	-0-
Loss on Disposal of Assets	-0-	-0-
Loss on Subscription List	-0-	-0-

Total Other Income (Expense)	(3,798)	(10,232)

Loss Before Cumulative Effect of Accounting Change	(1,687,529)	(1,485,300)
Cumulative Effect of Accounting Change on Years Prior to 2004, Net of Income Tax of $-0-	(340,117)	-0-

Net Income (Loss)	$(2,027,646)	$(1,485,300)

Weighted Average Common Shares:
Basic	35,390,091	6,212,247
Diluted	40,327,674	33,052,704

Basic Earnings Per Common Share:
Loss Before Cumulative Effect of Accounting Change	$(.05)	$(.24)
Cumulative Effect of Accounting Change	(.01)	.00

Net Loss	$(.06)	$(.24)

Diluted Earnings Per Common Share
Loss Before Cumulative Effect of Accounting Change	$(.04)	$(.04)
Cumulative Effect of Accounting Change	(.01)	.00

Net Loss	$(.05)	$(.04)

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